Exhibit 99.4

YARROW BIOSCIENCE, INC.

 In connection with the closing of the Merger (as defined below in Note 1), Yarrow Bioscience, Inc. changed its name to Yarrow Bioscience Operating Company Corp. on July 27, 2026. For the purposes of these financial statements, references to Yarrow Bioscience, Inc. refer to the company prior to the Merger.

YARROW BIOSCIENCE, INC.

Balance SheetS
 (in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,670	$99,994
Restricted cash	105	—
Prepaid and other current assets	4,509	6
Total current assets	23,284	100,000
Deferred transaction costs	2,282	407
Total assets	$25,566	$100,407

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable (related party of $610 at December 31, 2025)	$2,206	$1,534
Accrued expenses	2,944	70,013
Total current liabilities	5,150	71,547
Total liabilities	5,150	71,547

Commitments and contingencies (Note 4)

Series A convertible preferred stock, $0.0001 par value, 14,516,188 shares authorized, issued and outstanding at June 30, 2026 and December 31, 2025; liquidation value of $100,000	99,850	99,850

Stockholders’ deficit:
Common stock, $0.0001 par value, 29,672,628 shares authorized, 3,047,675 issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	817	4
Accumulated deficit	(80,251)	(70,994)
Total stockholders’ deficit	(79,434)	(70,990)
Total liabilities, convertible preferred stock and stockholders’ deficit	$25,566	$100,407

See accompanying notes to the unaudited interim financial statements.

YARROW BIOSCIENCE, INC.

StatementS of Operations
 (in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
Operating expenses:
Research and development	$4,939	$6,185
General and administrative	1,757	3,373
Total operating expenses	6,696	9,558
Net loss from operations	(6,696)	(9,558)

Other income
Interest income	184	301
Net loss	$(6,512)	$(9,257)

Share information:
Net loss per share of common stock, basic and diluted	$(2.14)	$(3.04)
Weighted-average shares of common stock outstanding, basic and diluted	3,047,675	3,047,675

See accompanying notes to the unaudited interim financial statements.

YARROW BIOSCIENCE, INC.

Statement of CONVERTIBLE PREFERRED STOCK AND Stockholders’ Deficit

(in thousands, except share and per share data)

(Unaudited)

			Stockholders’ Deficit
	Series A convertible				Additional
	preferred stock		Common stock		paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance, December 31, 2025	14,516,188	$99,850	3,047,675	$—	$4	$(70,994)	$(70,990)
Stock-based compensation	—	—	—	—	308	—	308
Net loss	—	—	—	—	—	(2,745)	(2,745)
Balance, March 31, 2026	14,516,188	$99,850	3,047,675	$—	$312	$(73,739)	$(73,427)
Stock-based compensation	—	—	—	—	505	—	505
Net loss	—	—	—	—	—	(6,512)	(6,512)
Balance, June 30, 2026	14,516,188	$99,850	3,047,675	$—	$817	$(80,251)	$(79,434)

See accompanying notes to the unaudited interim financial statements.

YARROW BIOSCIENCE, INC.

Statement of Cash Flows
 (in thousands)

(Unaudited)

For the Six Months Ended June 30, 2026
Cash flows from operating activities:
Net loss	$(9,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	813
Changes in operating assets and liabilities:
Prepaid and other current assets	(4,503)
Deferred transaction costs	(1,713)
Accounts payable	510
Accrued expenses	(67,069)
Net cash used in operating activities	(81,219)

Net decrease in cash, cash equivalents and restricted cash	(81,219)
Cash, cash equivalents and restricted cash at beginning of the period	99,994
Cash, cash equivalents and restricted cash at end of the period	$18,775

Supplemental disclosure of non-cash financing activities:
Deferred transaction costs in accrued expenses and other current liabilities	$162

See accompanying notes to the unaudited interim financial statements.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Yarrow Bioscience, Inc. (“Yarrow” or the “Company”), incorporated on October 3, 2025, is a clinical-stage biotechnology company focused on developing transformative therapies for autoimmune thyroid diseases. Yarrow’s lead product candidate, YB-101 (also known as GenSci098), is a humanized, monoclonal antibody targeting the thyroid stimulating hormone receptor (“TSHR”). Yarrow intends to develop YB-101 for the treatment of Graves’ disease (“GD”) and thyroid eye disease (“TED”). Both GD and TED are serious and poorly treated autoimmune diseases in which autoantibodies against TSHR attack and overstimulate the receptor, leading to a wide spectrum of thyroidal and extra-thyroidal clinical sequelae.

YB-101 was designed to selectively bind to TSHR and block autoantibody-induced receptor activation, thereby directly inhibiting the pathogenic activity of thyroid-stimulating autoantibodies that drive disease progression in GD and TED as well as the biological pathway responsible for hyperthyroidism and orbitopathy. Yarrow believes that this novel and targeted approach represents a potential breakthrough for patients with GD and TED and has the potential to address an important unmet need for therapies with differentiated risk-benefit profiles.

In December 2025, Yarrow in-licensed from Changchun Genescience Pharmaceutical Company, Ltd. (“GenSci”) the exclusive rights to develop YB-101 for the treatment of GD and TED outside of China. Yarrow’s development strategy is to advance YB-101 in GD and explore a clinical development plan for TED with the goal of becoming the first company to commercialize an anti-TSHR antibody in the United States and other territories outside of China. YB-101 is currently being evaluated by GenSci in an ongoing Phase 1 single ascending dose (“SAD”) and multiple ascending dose trial in patients with TED in China. Yarrow submitted the GenSci SAD clinical data to the U.S. Food and Drug Administration (“FDA”) as part of the new investigational new drug application to support the initiation of a GD trial by Yarrow in the United States, which was cleared by the FDA in March 2026. In addition, third-party clinical data from two SAD trials of another anti-TSHR antibody, K1-70, further support the therapeutic potential of targeting TSHR in patients with GD and TED. In June 2026, Yarrow initiated a combined Phase 2a/Phase 2b trial of YB-101 in patients with GD. Data from the Phase 2a portion of the trial are expected in the second half of 2027.

In December 2025, the Company entered into an Agreement and Plan of Merger and Reorganization with VYNE Therapeutics Inc., a Delaware corporation (“VYNE”), which was amended on January 30, 2026 (as amended, the “Merger Agreement”), pursuant to which, among other matters, Yellow Merger Sub Corp., a direct, wholly owned subsidiary of VYNE, merged with and into the Company, with the Company surviving as a wholly owned subsidiary of VYNE and the surviving corporation of the merger (the “Merger”). Concurrently with the execution of the Merger Agreement, and in order to provide the Company with additional capital for its development programs prior to the closing of the Merger, certain existing investors entered into a Securities Purchase Agreement with the Company, pursuant to which such investors purchased, immediately prior to the Merger, shares of the Company’s common stock or, in lieu thereof, the Company’s pre-funded warrants to purchase the Company’s common stock, for gross proceeds of approximately $100.0 million (the “Company Pre-Closing Financing”).

On July 27, 2026 (the “Closing Date”), VYNE and the Company completed the Merger in accordance with the terms of the Merger Agreement. In connection with the completion of the Merger, the Company changed its name from “Yarrow Bioscience, Inc.” to “Yarrow Bioscience Operating Company Corp.,” VYNE changed its name to “Yarrow Bioscience, Inc.” and the current business of the Company became the primary business of the Combined Company. VYNE following the Merger is referred to herein as the “Combined Company.”

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

On the Closing Date, VYNE issued an aggregate of 2,130,731 shares of its common stock to the Company’s stockholders (after giving effect to the 1-for-50 reverse stock split of VYNE common stock in connection with the Merger), based on the exchange ratio of 0.7171 shares of VYNE common stock for each share of the Company’s common stock, including those shares of the Company’s common stock issued upon the conversion of the Company’s preferred stock and those shares of the Company’s common stock issued in the Company Pre-Closing Financing. In addition, the Company’s outstanding and unexercised pre-funded warrants to purchase shares of the Company’s common stock and certain shares of the Company’s common stock (including shares issued upon the conversion of the Company’s preferred stock and shares issued in the Company’s Pre-Closing Financing) were converted into 25,590,346 pre-funded warrants to purchase shares of VYNE common stock on the existing terms and conditions and outstanding options to purchase shares of the Company’s common stock were converted into 2,002,282 options to purchase shares of VYNE common stock on the existing terms and conditions (including with respect to vesting and accelerated vesting).

The Merger has been accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, the Company is deemed to be the accounting acquirer for financial reporting purposes. This determination is primarily based on the fact that, immediately following the Merger: (i) the Company’s stockholders owned a substantial majority of the voting rights in the Combined Company; (ii) the Company’s largest stockholder retained the largest interest in the Combined Company; (iii) the Company designated the initial members of the board of directors of the Combined Company; and (iv) the Company’s executive management team and certain of VYNE’s current management team became the management team of the Combined Company. Historical share and per share amounts of the Company have been retroactively restated to reflect the exchange ratio of 0.7171.

Liquidity and Capital Resources

The Company has incurred losses since inception and has an accumulated deficit of $80.3 million as of June 30, 2026. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales from its product candidates currently in development. The Company believes its existing cash of $18.7 million as of June 30, 2026, and the proceeds from the Company Pre-Closing Financing of $100.0 million, are sufficient to sustain planned operations through at least twelve months from the issuance date of these financial statements.

The Company is subject to those risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies included in the Company’s annual financial statements for the year ended December 31, 2025, has not materially changed, except as set forth below.

Interim Financial Statements

For the three and six months ended June 30, 2026, the Company had no components of other comprehensive income or loss from non-owner sources. Accordingly, a separate Statement of Comprehensive Income (Loss) has not been presented, and net loss equals total comprehensive loss for all periods presented. The accompanying unaudited interim financial statements have been prepared in accordance with U.S. GAAP. Any references in these notes to applicable guidance are meant to refer to U.S. GAAP as found in Accounting Standards Codifications and Accounting Standards Updates of the Financial Accounting Standards Board.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

In the opinion of management, the accompanying interim financial statements include all the normal and recurring adjustments, which consist primarily of accruals, estimates, and assumptions that impact financial statements, considered necessary to present fairly the Company’s financial position as of June 30, 2026 and its results of operations for the three and six months ended June 30, 2026. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP, but that are not required for interim reporting purposes, have been condensed or omitted.

These interim financial statements should be read in conjunction with the Company’s audited financial statements and related notes as of and for the year ended December 31, 2025 included in the Combined Company’s Current Report on Form 8-K filed with the SEC on August 13, 2026.

The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year, any other interim periods or any future year or period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include the fair value of the Company’s common stock, stock-based compensation expense assumptions and accrued research and development expenses. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the financial statements, actual results may vary from these estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Restricted Cash

Restricted cash relates to the amount required as collateral to secure the Company’s operating lease for its corporate offices. As of June 30, 2026, the balance was in a commercial money market account.

Statements of Cash Flows

The table below reconciles the cash, cash equivalents and restricted cash balances from the Company’s balance sheets to the amounts reported on the statement of cash flows (in thousands):

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$18,670	$99,994
Restricted cash	105	—
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$18,775	$99,994

Deferred Transaction Costs

Specific incremental legal, accounting and other fees and costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of such an offering. As of June 30, 2026, there were $2.3 million of transaction costs, primarily consisting of legal and accounting fees for services directly attributable to the planned securities issuance, including comfort letters and consents, that were capitalized in assets on the balance sheet.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Classification of Convertible Preferred Stock

The Company has classified the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) outside of stockholders’ deficit on the Company’s balance sheet because the holders of such stock have certain liquidation rights in the event of a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation) that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

The Convertible Preferred Stock is not redeemable, except in the event of a Deemed Liquidation Event (see Note 5). Because the occurrence of a Deemed Liquidation Event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a Deemed Liquidation Event becomes probable.

Research and Development Costs

Research and development costs are expensed as incurred and principally consist of personnel costs as well as amounts paid to third parties for the provision of services for product candidate development and related supply costs. Upfront and milestone payments made to third parties in connection with agreements with third parties to license their technologies are generally expensed as incurred as acquired in-process research and development, up to the point of regulatory approval.

Stock-Based Compensation Expense

The Company measures stock-based awards, including stock options, at their grant-date fair value and records compensation expense over the requisite service period, which is the vesting period of the awards. The Company accounts for forfeitures as they occur.

Estimating the fair value of stock options requires the use of subjective assumptions, including the fair value of the Company’s common stock, the expected term of the option and expected stock price volatility. The Company uses the Black-Scholes option-pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock options represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The fair value of the Company’s common stock is estimated by the Company’s board of directors, with input from management considering the most recently available third-party valuation of the Company’s common stock. The expected term of stock options for employees is estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting date and the contractual term of the option. The contractual term is used as the expected term for stock options granted to non-employees. For stock price volatility, the Company uses comparable public companies as a basis for the expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected term of the option. The expected dividend yield is zero given the Company does not expect to pay dividends for the foreseeable future.

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same as for basic net loss per share since when a net loss exists, potentially dilutive securities are not included in the calculation as their impact is anti-dilutive. The Company’s Convertible Preferred Stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the Convertible Preferred Stock have no obligation to fund losses.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

As of June 30, 2026, 14,516,188 shares of common stock issuable upon conversion of Convertible Preferred Stock, on an as converted basis, have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive.

Accounting Pronouncements Not Yet Adopted

There were no new accounting pronouncements that were issued or became effective during the three and six months ended June 30, 2026 that had, or are expected to have, a material impact on the Company’s financial position, results of operations, cash flows or financial statement disclosures.

3.             Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	June 30, 2026	December 31, 2025
Accrued research and development	$2,160	$70,000
Professional fees	397	13
Payroll related expenses	382	—
Other	5	—
	$2,944	$70,013

4.            Commitments and Contingencies

GenSci Agreement

On December 15, 2025, GenSci and Yarrow entered into an exclusive license agreement (the “GenSci License Agreement”), pursuant to which Yarrow obtained from GenSci an exclusive, royalty-bearing license to develop, manufacture, and commercialize YB-101 (also known as GenSci098), an antibody targeting the TSHR, outside Greater China for all fields of use, including the treatment of GD and TED. GenSci retained rights to exploit these assets in Greater China. Under the GenSci License Agreement, and subject to limited exceptions in which GenSci will perform certain development activities outside Greater China, Yarrow is responsible for all development and commercialization activities for YB-101 outside Greater China. GenSci is obligated to provide Yarrow with clinical data relating to YB-101 that exists as of the effective date in connection with the initial know-how transfer. Additionally, each party is obligated to provide the other party with clinical data generated by that party during the development of YB-101 as part of the ongoing knowledge sharing.

More specifically, clinical data generated by GenSci will be shared with Yarrow for inclusion in global safety reports and regulatory submissions by Yarrow to global health authorities including the FDA. Yarrow will become the manager of the YB-101 global safety database; as a result, data sharing between Yarrow and GenSci will continue during the term of the GenSci License Agreement. Yarrow does not currently anticipate outsourcing preclinical or clinical research to GenSci, but could consider doing so in the future. Manufacturing data generated by GenSci related to the manufacturing and testing of YB-101 will be shared with Yarrow on an ongoing basis to support global regulatory filings related to manufacturing.

Subject to customary exceptions, during the term of the GenSci License Agreement, neither Yarrow (with respect to activities outside Greater China) nor GenSci (with respect to activities in Greater China), nor their respective affiliates, may directly or indirectly clinically develop or commercialize specified categories of antibodies directed to TSHR.

Upon execution of the GenSci License Agreement, the Company was required to pay GenSci a non-refundable upfront cash payment of $70 million. The upfront payment was recorded as acquired in-process research and development in the Company’s statements of operations since further development and regulatory approval of the licensed product candidates is necessary and there is no alternative use that the Company could benefit from.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

GenSci is also eligible to receive up to approximately $1.295 billion in additional contingent payments based on GenSci’s completion of the manufacturing technology transfer, GenSci’s achievement of a development milestone, as well as Yarrow’s achievement of development, regulatory approval, and commercial sales-based milestones. Specifically, GenSci is eligible to receive up to approximately $100 million in contingent payments based on the achievement of specified clinical development milestones by Yarrow or GenSci, including a $50 million near-term development milestone, as applicable, and up to $150 million in contingent payments based on Yarrow’s achievement of specified regulatory approval milestones. In addition, GenSci is eligible to receive tiered royalties ranging from the low teens to the low-mid teens on annual net product sales outside Greater China during the applicable royalty term. The royalty term for a licensed product in a given country commences upon the first commercial sale of the licensed product in that country and continues until the latest of: (a) the expiration of the last royalty-bearing valid claim of the licensed patents covering the licensed product in that country; (b) the tenth anniversary of the first commercial sale of the licensed product in that country; and (c) the expiration of all regulatory exclusivity for the licensed product in that country. The expected expiry of the last-to-expire royalty payment obligation is January 20, 2046.

The GenSci License Agreement will remain in effect until the expiration of all royalty terms. Either party may terminate the GenSci License Agreement for an uncured material breach or insolvency of the other party. GenSci may terminate the GenSci License Agreement in the event of a specified patent challenge by Yarrow or its affiliates or if Yarrow ceases all development activities outside Greater China for a substantial period of time prior to achieving a specified regulatory approval milestone. Following a specified near-term triggering event, Yarrow may terminate the GenSci License Agreement for convenience upon providing the required notice.

Purchase Commitments

The Company enters into contracts in the normal course of business with contract research organizations, contract manufacturing organizations, universities, and other third parties for preclinical research studies, clinical trials and testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancellable by the Company upon prior written notice although purchase orders for clinical materials are generally non-cancellable. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of the Company’s service providers, up to the date of cancellation or upon completion of a manufacturing run.

Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

5.	Convertible Preferred Stock and Common Stock

Convertible Preferred Stock

In December 2025, the Company sold 14,516,188 shares of Convertible Preferred Stock at an original issue price of $6.89 per share.

The following is a summary of the rights, preferences, and terms of the Convertible Preferred Stock:

Dividends

The holders of the Convertible Preferred Stock are entitled to receive dividends payable when, as and if declared by the board of directors of the Company, with the holders of common stock, paid out of any assets or on the common stock of the Company, on an as-converted to common stock basis. The Company may not declare or pay dividends on common stock or other junior securities unless the holders of Convertible Preferred Stock receive, on a pro rata, as-converted basis, dividends at least equal to those payable on the common stock. No dividends on common stock were declared or paid from inception through June 30, 2026.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Voting

The holders of Convertible Preferred Stock are entitled to vote on any matter presented to the stockholders of the Company. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of Convertible Preferred Stock are convertible. For as long as at least 3,629,048 shares of Convertible Preferred Stock remain outstanding, holders of Convertible Preferred Stock are entitled to elect two directors. The holders of common stock and Convertible Preferred Stock, together as a single class, are entitled to elect the balance of the total directors of the corporation and on an as-converted basis. As of June 30, 2026, the Company had five directors.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including a Deemed Liquidation Event, the holders of Convertible Preferred Stock shall be entitled to be paid out of the consideration payable to stockholders before any payment shall be made to the holders of common stock, an amount equal to the greater of (i) the original issue price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to liquidation, dissolution or winding up. As of June 30, 2026, the liquidation amount is $6.89 per share for Convertible Preferred Stock.

A Deemed Liquidation Event shall include a merger or consolidation in which the Company is a constituent party (other than one in which the current stockholders of the Company own a majority of the voting power of the outstanding shares of the surviving company) or the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the business or assets of the Company.

Conversion

Each share of Convertible Preferred Stock is convertible into a number of shares of common stock equal to the original issue price divided by the conversion price, subject to adjustment for stock splits, stock dividends, combinations and similar recapitalizations, as well as certain anti-dilution adjustments in the event of issuances of equity securities at a price below the then-effective conversion price, as set forth in the Company’s Amended and Restated Certificate of Incorporation. The conversion price is $6.89 per share for Convertible Preferred Stock. As a result, as of June 30, 2026, each outstanding share of Convertible Preferred Stock is convertible into one share of common stock. The Convertible Preferred Stock automatically converts to common stock upon (1) an initial public offering resulting in a pre-money valuation of the Company of at least $125 million and at least $50 million in gross proceeds to the Company; or (2) upon a closing of a business combination between the Company and a public company pursuant to the public company acquiring 100% of the Company’s outstanding equity (including a reverse merger).

Redemption

The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.

Common Stock

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

6.            Related-Party Transactions

In December 2025, the Company’s sole common stockholder participated in the Convertible Preferred Stock financing for $25 million. Additionally, as of December 31, 2025, the Company owed the investor $0.6 million for reimbursement of expenses incurred prior to the Company’s financing. At June 30, 2026, the Company does not owe the stockholder any further reimbursements.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

7.            Stock-Based Compensation

In December 2025, the Company adopted the 2025 Equity Incentive Plan, which was amended in May 2026 (as amended, the “Plan”). Awards may be made under the Plan covering up to 2,090,100 shares of common stock of the Company. As of June 30, 2026, there were 17,562 shares available to be granted under the Plan.

In January 2026, the Company issued 1,299,727 options to purchase the Company’s common stock at $6.19 per share to its executives and employees. The options vest over a 4-year period.

In April 2026, the Company issued 667,428 options to purchase the Company’s common stock at $6.19 per share to its executives and independent board directors. The options vest over a 4-year period and the independent board director options are immediately exercisable.

In June 2026, the Company issued 105,384 options to purchase the Company’s common stock at $6.19 per share to its executives. The options vest over a 4-year period.

The Company’s stock options vest based on the terms in the awards agreements and generally vest over four years. The Company recorded stock-based compensation expense in the following expense categories in its accompanying statements of operations (in thousands):

	For The Three Months Ended June 30, 2026	For The Six Months Ended June 30, 2026
Research and development	$122	$189
General and administrative	383	624
	$505	$813

The following is a summary of stock options activity under the Plan:

	Options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2025	—
Granted	2,072,538	$6.19
Exercised	—			$—
Forfeited	—
Outstanding as of June 30, 2026	2,072,538	$6.19	9.68	$—
Exercisable as of June 30, 2026	439,098	$6.19	9.80	$—
Vested and expected to vest at June 30, 2026	2,072,538	$6.19	9.68	$—

The weighted-average grant-date fair value of the options granted in the three and six months ended June 30, 2026 was $4.23 and $4.34 per share, respectively. The estimated fair value using the Black-Scholes option-pricing model was based on the following assumptions:

	For The Three Months Ended June 30, 2026	For The Six Months Ended June 30, 2026
Risk-free interest rate	3.94 – 4.21%	3.90 – 4.21%
Expected term	6.02 – 6.08 years	6.02 – 6.08 years
Expected volatility	74.17 – 76.08%	74.17 – 79.73%
Expected dividend yield	—	—
Estimated fair value of the Company’s common stock per share	$6.19	$6.19

Unrecognized compensation expense for awards not vested as of June 30, 2026 was $8.2 million and will be expensed over a weighted-average period of 3.65 years.

YARROW BIOSCIENCE, INC.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

8.            Segment Reporting

The Company has one reportable segment relating to the research and development of its research programs, GD and TED.

The Company’s Chief Operating Decision Maker (“CODM”), its Chief Executive Officer, manages the Company’s operations on a total basis and uses net loss for the allocation of resources and the assessment of performance. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses, such as program-level expenses, decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide level and net loss. The CODM uses net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and in monitoring budget versus actual results.

The table below is a summary of significant expense categories regularly provided to the CODM (in thousands):

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
Operating Expenses
Research and development:
Clinical and external research and development costs	$4,197	$5,105
Personnel related	732	1,068
Other	10	12
General and administrative costs	1,757	3,373
Total operating expenses	$6,696	$9,558

9.            Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 13, 2026, the issuance date of these financial statements and has not identified any events requiring disclosure except as noted below.

On July 27, 2026, the Company consummated the Merger. See Note 1 for further information.